                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                              Sprint Corporation
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                  Don A. Jensen, Vice President and Secretary
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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      14a-6(j)(2).

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      14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

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         pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

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         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]   Check box if any part of the fee is offset as provided by Exchange
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      offsetting fee was paid previously. Identify the previous filing
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      4) Date Filed:
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Notes:

LOGO                                                       Post Office Box
                                                           11315

William T. Esrey                                     Kansas City, Missouri 64112
Chairman

                                          March 10, 1994

Dear Stockholder:

  On behalf of the Board of Directors and Management, I cordially invite you to attend the Annual Meeting of the Stockholders of Sprint Corporation. The Annual Meeting will be held at 10:00 a.m. on Tuesday, April 19, 1994, at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas. The enclosed notice of the meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

  The Board of Directors has nominated the six present Directors whose term of office expires this year to continue to serve as Directors of Class II. The Board of Directors recommends that you vote for the nominees.

  You are also being asked to approve amendments to the 1988 Employees Stock Purchase Plan, to approve performance goals under certain executive compensation plans and to approve the appointment of Ernst & Young as independent auditors of Sprint for 1994. The Board of Directors recommends that you vote for these proposals.

  Four Stockholder proposals are also included in the Proxy Statement. The proposals relate to the method of selecting Sprint's independent auditors, limiting the annual increases in executives' compensation, establishing an advisory committee on facilities closures and adopting a confidential voting policy. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against each proposal.

  The prompt return of your proxy in the enclosed business return envelope will save Sprint additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          LOGO
                                          Chairman

                               SPRINT CORPORATION
                                 P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 19, 1994

                               ----------------

TO THE STOCKHOLDERS OF SPRINT CORPORATION:

  The Annual Meeting of the Stockholders of Sprint Corporation (Sprint) will be held at the corporate headquarters of Sprint, 2330 Shawnee Mission Parkway, Westwood, Kansas on Tuesday, April 19, 1994, at 10:00 a.m. (local time) for the following purposes:

    1. To elect six Class II Directors to serve for a term of three years.

    2. To consider and vote upon a proposal to approve amendments to the 1988 Employees Stock Purchase Plan.

    3. To consider and approve performance goals under certain compensation plans in accordance with the Omnibus Budget Reconciliation Act of 1993.

    4. To consider and vote upon a proposal to approve the appointment of Ernst & Young as independent auditors of Sprint for 1994.

    5. To act upon such matters, including four Stockholder proposals (set forth on pages 21 through 26 of the accompanying Proxy Statement), as may properly come before the meeting or any adjournments thereof.

  The close of business on February 22, 1994, has been designated as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors
Westwood, Kansas                                Don A. Jensen
March 10, 1994                               Vice President and
                                                  Secretary


                           YOUR VOTE IS IMPORTANT

   We consider the vote of each Stockholder important, whatever the number of shares held. If you are unable to attend the meeting in person, please sign, date and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to Sprint.

                               SPRINT CORPORATION
                                 P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112
                                 MARCH 10, 1994

                                PROXY STATEMENT

PROXIES, SOLICITATION AND VOTING

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of Stockholders on April 19, 1994. Properly executed and dated proxies received will be voted in accordance with instructions thereon. If the proxy card is signed and returned and no instructions are given on the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for Directors designated below, for approval of amendments to the 1988 Employees Stock Purchase Plan, for approval of performance goals under certain compensation plans in accordance with the Omnibus Budget Reconciliation Act of 1993, for approval of the appointment of the auditors of Sprint and against the Stockholder proposals.

  A Stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of Sprint an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Stockholders and voting in person. Attendance at the Annual Meeting of Stockholders will not in and of itself constitute the revocation of a proxy.

  In addition to solicitation by mail, proxies may be solicited by officers of Sprint in person or by telephone. Sprint has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for an anticipated fee of $6,000 plus out-of-pocket expenses. The cost of soliciting proxies will be borne by Sprint.

  As of the record date, February 22, 1994, Sprint had outstanding and entitled to vote 342,676,861 shares of Common Stock, 55,021 shares of Preferred Stock-First Series, Convertible, 338,800 shares of Preferred Stock-Second Series, Convertible, and 95 shares of Preferred Stock-Fifth Series. Each share of Common Stock, Preferred Stock-First Series, Convertible, Preferred Stock-Second Series, Convertible, and Preferred Stock-Fifth Series is entitled to one vote on each matter to be voted on at the meeting.

  The six nominees for Director receiving the greatest number of votes at the Annual Meeting of Stockholders will be elected as Directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For purposes of determining the outcome of the vote on these matters, an instruction to "abstain" from voting on a proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against a proposal. "Broker non-votes", which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table states the number of shares of Sprint Common Stock beneficially owned, as of December 31, 1993, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group. The number of shares beneficially owned by all Directors and executive officers as a group represented less than one percent of the outstanding shares. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

         NAME                                                 NUMBER OF SHARES
         ----                                                 ----------------
      DuBose Ausley..........................................      45,629(1)
      Warren L. Batts........................................      11,000(1)
      Ruth M. Davis..........................................      12,007(1)
      J. Richard Devlin......................................      51,392(1)
      Joseph L. Dionne.......................................      10,400(1)
      William T. Esrey.......................................     535,844(1)(2)
      Donald J. Hall.........................................      30,200(1)
      Paul H. Henson.........................................     467,473(1)(2)
      Harold S. Hook.........................................      26,000(1)
      Robert E. R. Huntley...................................      41,456(1)
      George N. Hutton Jr....................................     249,973(1)(2)
      Arthur B. Krause.......................................     120,523(1)(2)
      Ronald T. LeMay........................................     136,019(1)
      Linda Koch Lorimer.....................................      40,026(1)
      D. Wayne Peterson......................................      88,487(1)
      Charles H. Price II....................................      13,400(1)(2)
      Frank E. Reed..........................................      40,275(1)
      Charles E. Rice........................................      13,000(1)
      Stewart Turley.........................................      13,400(1)
      All Directors and executive officers as a group (29
       persons)..............................................   2,450,995(1)(2)

- --------
(1) Includes shares which may be acquired upon the exercise of stock options exercisable on or within sixty days after December 31, 1993, under Sprint's stock option plans as follows: 38,519, 10,000, 10,000, 43,167, 10,000,
    319,143, 10,000, 212,100, 10,000, 38,519, 38,519, 68,281, 80,958, 38,519,
    60,950 10,000, 38,519, 10,000 and 10,000 shares for Mr. Ausley, Mr. Batts,
    Dr. Davis, Messrs. Devlin, Dionne, Esrey, Hall, Henson, Hook, Huntley, Hutton, Krause, LeMay, Ms. Lorimer, Messrs. Peterson, Price, Reed, Rice and Turley, respectively, and 1,430,476 for all Directors and executive officers as a group.
(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 8,338 shares held in trust for Mr. Esrey's children, 854 shares owned by Mr. Henson's wife, 23,858 shares owned by Mr. Hutton's wife, 13,340 shares owned by Mr. Krause's wife, 1,000 shares held each by Mr. Price's wife and son and 88,640 shares held by or for the benefit of family members for all Directors and executive officers as a group.

                            I. ELECTION OF DIRECTORS

  The Board of Directors of Sprint is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class II expire with this Annual Meeting of Stockholders. Each of the six nominees for Class II, if elected, will serve three years until the 1997 Annual Meeting and until a successor has been elected and qualified. The current Directors of Classes III and I will continue in office until the 1995 and 1996 Annual Meetings, respectively.

  Each share is entitled to one vote for each of six Directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as Directors of Class II unless otherwise directed by the Stockholder. All of the nominees are now Directors of Class II and have consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

                             NOMINEES FOR DIRECTORS

  The following information is given with respect to the nominees for election.

Class II--Nominees to Serve Three Years Until 1997 Annual Meeting

RUTH M. DAVIS, age 65. President and Chief Executive Officer of The Pymatuning Group, Inc., a technology management serv-ices company, Alexandria, Virginia; Director of Air Products and Chemicals, Inc., Consolidated Edison Company of New York, Inc., Ceridian Corporation, Giddings & Lewis, Inc., Premark International, Inc., SofTech, Inc. and Varian Associates, Inc. Dr. Davis has been President and Chief Executive Officer of The Pymatuning Group, Inc. for more than five years. Di-rector of Sprint since 1981; Member of Audit Committee and Pension and Savings Trusts Committee.



HAROLD S. HOOK, age 62. Chairman and Chief Executive Officer of American General Corporation, a financial services holding corporation, Houston, Texas; Director of Chemical Banking Corporation, Cooper Industries, Inc. and Panhandle Eastern Corporation. Mr. Hook has been Chairman and Chief Executive Officer of American General Corporation for more than five years. Director of Sprint since 1982; Member of Finance Com-mittee and Pension and Savings Trusts Committee.





RONALD T. LEMAY, age 48. President and Chief Operating Offi-cer--Long Distance Division of Sprint, Westwood, Kansas; Di-rector of Mercantile Bancorporation, Inc. Prior to becoming President and Chief Operating Officer--Long Distance Division of Sprint in 1989, Mr. LeMay was Executive Vice President-- Corporate Affairs of Sprint from 1987 to 1989. Director of Sprint since 1993.




FRANK E. REED, age 58. President and Chief Executive Officer of Philadelphia National Bank, Philadelphia, Pennsylvania; Director of Harleysville Group, Inc. Mr. Reed has been Presi-dent and Chief Executive Officer of Philadelphia National Bank since 1990. From 1984 until 1990, he was President and Chief Operating Officer of First Pennsylvania Bank, N.A. Prior to becoming a Director of Sprint in 1993, Mr. Reed was a Director of Centel Corporation since 1978; Member of Fi-nance Committee and Nominating and Corporate Responsibility Committee.




CHARLES E. RICE, age 58. Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company, Jacksonville, Florida; Director of CSX Corporation. Mr. Rice has been Chairman and Chief Executive Officer of Barnett Banks, Inc. for more than five years. Director of Sprint since 1975; Chairman of Nominating and Corporate Responsibility Commit-tee, member of Audit and Executive Committees.

STEWART TURLEY, age 59. Chairman, President and Chief Execu-tive Officer of Jack Eckerd Corporation, a diversified re-tailer, Clearwater, Florida; Director of Barnett Banks, Inc. and Springs Industries, Inc. Mr. Turley has been Chairman, President and Chief Executive Officer of Jack Eckerd Corpora-tion for more than five years. Director of Sprint since 1980; Chairman of Organization and Compensation Committee, member of Executive Committee and Nominating and Corporate Responsi-bility Committee.




               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

  The following information is given with respect to the Directors of Class III and I, who will continue to serve as Directors of Sprint until the 1995 and 1996 Annual Meetings, respectively.

Class III--Serving Until 1995 Annual Meeting

PAUL H. HENSON, age 68. Chairman of the Board of Kansas City Southern Industries, Inc., a railroad and financial services holding company, Kansas City, Missouri; Director of Armco, Inc. and Duke Power Company. Prior to becoming Chairman of Kansas City Southern Industries, Inc. in 1990, Mr. Henson was Chairman of the Board of Sprint for more than five years. Di-rector of Sprint since 1960; Member of Finance Committee and Pension and Savings Trusts Committee.




GEORGE N. HUTTON JR., age 64. Private investor, North Palm Beach, Florida; Director of M/A-COM, Inc. Mr. Hutton has been a private investor for more than five years. Prior to becom-ing a Director of Sprint in 1993, Mr. Hutton was a Director of Centel Corporation since 1968; Member of Audit and Finance Committees.




LINDA KOCH LORIMER, age 41. Secretary of the University, Yale University, New Haven, Connecticut; Director of First Colony Life Insurance Company. Prior to becoming Secretary of Yale University in 1993, Ms. Lorimer was President of Randolph-Ma-con Woman's College for more than five years. She is also a member of the Board of Directors of the Association of Ameri-can Colleges and a former Trustee of Yale University. Prior to becoming a Director of Sprint in 1993, Ms. Lorimer was a Director of Centel Corporation since 1988; Chairman of Pen-sion and Savings Trusts Committee, member of Executive Com-mittee and Organization and Compensation Committee.




CHARLES H. PRICE II, age 62. Chairman of the Board of Mercan-tile Bank of Kansas City, Kansas City, Missouri; Director of British Airways PLC, Hanson PLC, Mercantile Bancorporation, Inc., The New York Times Company and Texaco, Inc. Mr. Price was elected Chairman of the Board of Mercantile Bank of Kan-sas City in 1992. He was President and Chief Executive Offi-cer of Ameribanc, Inc. from 1989 to 1992 and the United States Ambassador to the United Kingdom of Great Britain and Northern Ireland from 1983 to 1989. Director of Sprint since 1989; Member of Finance Committee and Nominating and Corpo-rate Responsibility Committee.

Class I--Serving Until 1996 Annual Meeting

DUBOSE AUSLEY, age 56. President of Ausley, McMullen, Mc-Gehee, Carothers & Proctor, P.A., a law firm, Tallahassee, Florida; Director of Capital City Bank Group, Inc., Tampa Electric Co., Inc. and TECO Energy, Inc. Mr. Ausley has been President of Ausley, McMullen, McGehee, Carothers & Proctor, P.A. for more than five years. Mr. Ausley has also been Chairman of the Capital City Bank Group, Inc. for more than five years. Prior to becoming a Director of Sprint in 1993, Mr. Ausley was a Director of Centel Corporation since 1982; Member of Nominating and Corporate Responsibility Committee and Pension and Savings Trusts Committee.




WARREN L. BATTS, age 61. Chairman and Chief Executive Officer of Premark International, Inc., a diversified consumer prod-ucts company, Deerfield, Illinois; Director of The Allstate Corporation, Cooper Industries, Inc. and Sears, Roebuck & Company. Mr. Batts has been Chairman and Chief Executive Of-ficer of Premark International, Inc. for more than five years. Director of Sprint since 1982; Chairman of Finance Committee, member of Executive Committee and Organization and Compensation Committee.




JOSEPH L. DIONNE, age 60. Chairman and Chief Executive Offi-cer of McGraw-Hill, Inc., publisher, New York, New York; Di-rector of The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States and Harris Corpo-ration. Mr. Dionne has been Chairman and Chief Executive Of-ficer of McGraw-Hill, Inc. for more than five years. Director of Sprint since 1987; Member of Nominating and Corporate Re-sponsibility Committee and Organization and Compensation Com-mittee.




WILLIAM T. ESREY, age 54. Chairman and Chief Executive Offi-cer of Sprint, Westwood, Kansas; Director of The Equitable Life Assurance Society of the United States, General Mills, Inc. and Panhandle Eastern Corporation. Mr. Esrey has been Chief Executive Officer of Sprint for more than five years. Director of Sprint since 1985; Chairman of Executive Commit-tee.




DONALD J. HALL, age 65. Chairman of Hallmark Cards, Inc., manufacturer of greeting cards, Kansas City, Missouri. Mr. Hall has been Chairman of Hallmark Cards, Inc. for more than five years. Director of Sprint since 1986; Member of Audit Committee and Organization and Compensation Committee.

ROBERT E. R. HUNTLEY, age 64. Counsel to Hunton & Williams, a law firm, Richmond, Virginia; Director of Philip Morris Com-panies, Inc. Mr. Huntley has been counsel to Hunton & Wil-liams for more than five years. Prior to becoming a Director of Sprint in 1993, Mr. Huntley was a Director of Centel Cor-poration since 1975; Chairman of Audit Committee, member of Executive Committee and Organization and Compensation Commit-tee.




DIRECTOR MEETINGS AND COMMITTEES

  The Board of Directors held six regular meetings and two special meetings in 1993. The Board of Directors has an Audit Committee, a Nominating and Corporate Responsibility Committee and an Organization and Compensation Committee. The Board of Directors also has an Executive Committee, a Finance Committee, and a Pension and Savings Trusts Committee. The members of each committee are identified in the above description of Directors. In 1993 the Organization and Compensation Committee held six meetings and the Nominating and Corporate Responsibility Committee held four meetings. The Audit Committee, the Finance Committee and the Pension and Savings Trusts Committee each held two meetings and the Executive Committee held one meeting. Except for Mr. Reed, each current Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Director served during 1993.

  The principal responsibilities of the Audit Committee are to ensure: (a) that proper accounting principles are being followed; (b) that the total audit coverage of Sprint and its affiliates is satisfactory; and (c) that an adequate system of internal controls has been implemented by Sprint and is being effectively followed. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. The Committee recommends to the Board of Directors the auditors for formal ratification by the Stockholders at the Annual Meeting.

  The principal responsibilities of the Nominating and Corporate Responsibility Committee, as they relate to the Director nomination process, are to: (a) periodically review the size and composition of the Board of Directors and make recommendations to the Board with respect to such matters; (b) recommend to the Board of Directors persons proposed as nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board of Directors; and (c) recommend persons proposed to be elected to fill any vacancy on the Board of Directors between Stockholder meetings. The Committee will consider qualified nominees recommended by Stockholders. Such recommendations should be sent to the Nominating and Corporate Responsibility Committee, c/o Corporate Secretary, at the corporate headquarters of Sprint, Post Office Box 11315, Kansas City, Missouri 64112.

  The principal responsibilities of the Organization and Compensation Committee are to: (a) assess and appraise the performance of the Chief Executive Officer and review the performance of executive management; (b) recommend to the Board of Directors base salaries, incentive compensation and other benefits for the Chief Executive Officer and other key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's total employees and which require review or approval of the Board of Directors.

COMPENSATION OF DIRECTORS

  Directors who are not officers of Sprint (the Outside Directors) are each paid $20,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended. Mr. Rice, a Director of Sprint, received $6,400 in 1993 as fees for serving as a Director of United Telephone Company of Florida, a Sprint subsidiary.

  The Long-Term Stock Incentive Program, which was approved at the 1989 Annual Meeting of Stockholders, provides for the grant of stock options to Outside Directors. Under the program each Outside Director receives an annual grant of an option to purchase 2,000 shares at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant; 25% of the shares subject to each option become exercisable as of December 31 of the year in which the option is granted and an additional 25% become exercisable on December 31 of each of the three succeeding years.

  In 1982 Sprint adopted a retirement plan for its Outside Directors. Any Director of Sprint who has served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $1,667 for any Director retiring while the current $20,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

  Outside Directors of Sprint and certain of its subsidiaries are also eligible for a Director's Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees.

                             EXECUTIVE COMPENSATION

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board, which is composed of independent, non-employee Directors and has the principal responsibilities described on page 6 of this Proxy Statement, has furnished the following report on executive compensation:

  Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to a defined competitive group. This comparison group is composed of approximately 140 companies similar to Sprint in size as measured by annual sales. The Committee believes that the comparison group accurately reflects the market in which Sprint competes for executive talent. Most, but not all, of the companies in the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index which are used in the Stock Performance Graph on page 15 of this Proxy Statement are included in the comparison group. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

  Base Salary Each year the Committee makes a recommendation to the Board establishing base pay for all executive officers. Merit increases are based on individual performance over the previous year and are consistent with the policy to pay base salaries approximating the median of the comparison group.

  The Committee evaluates Mr. Esrey's performance and recommends his annual compensation level to the Board. Mr. Esrey's current salary is reviewed relative to national surveys. The Committee also considers the overall performance of the company during the fiscal year, and makes its judgments as to the past and expected future performance contributions of Mr. Esrey. Finally, the Committee periodically is advised by independent compensation consultants concerning salary competitiveness.

  Short-Term Incentive Plan. The Corporate Center Management Incentive Plan (CCMIP) is the performance-driven short-term, annual incentive plan designed to promote the near-term objectives of the organization. Target incentive opportunity is established as a percentage of salary range midpoint and is based on job level and potential impact on organization results. Seventy-five percent of the CCMIP payout was based on the achievement of six financial objectives--two for each of the Local Telecommunications Division (LTD), the Long Distance Division (LDD) and the Cellular Division. For each objective, targets were established and compared to actual 1993 financial results. The relative weights assigned to the objectives depended on an executive's responsibilities with Sprint.

. The objectives for the LTD related to operating income and cash generation.
  Actual results were 105.3% of target for operating income and 107.3% of target for cash generation.

. The objectives for the LDD related to operating income and net collectible revenue growth relative to market growth. Actual results were 115.9% of target for operating income and 207.6% of target for net collectible revenue growth.

. The objectives for the Cellular Division related to net collectible revenue and adjusted operating income as a percent of net revenues (referred to as the "adjusted operating ratio"). Actual results were 106.6% of target for net collectible revenues and 103.4% of target for the adjusted operating ratio.

  Twenty-five percent of the CCMIP payout was based on the achievement of certain personal objectives in 1993. These personal objectives included qualitative factors relating to business unit and departmental results of a nonfinancial nature, the support the executive provided in furthering strategic and tactical objectives, contributing to the progress of the quality improvement process, and individual professional growth and development.

  Based on the financial results described above, and the Committee's evaluation of his performance relating to achievement of his personal objectives, Mr. Esrey received a payout under the CCMIP of 139.7% of target.

  Long-Term Incentive Plan. The company's Long-Term Incentive Plan (LTIP) is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization. Key employees who are in a position to make a substantial contribution to the accomplishment of the long-term strategic and financial objectives of the organization are eligible to participate. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

  Unlike the CCMIP payouts which were based partly on achievement of an executive's personal objectives, the entire LTIP payouts were based on the achievement of financial objectives. These financial objectives related to the LTD and the LDD. The Cellular Division was acquired with the merger with Centel Corporation in March of 1993 and was not included in the LTIP criteria for the three year period from January 1, 1991 to December 31, 1993. Beginning with the performance period January 1, 1993 to December 31, 1995 the Cellular Division will be included in the LTIP. As with the CCMIP, the relative weights assigned to the LTIP objectives depended on an executive's responsibilities with Sprint.

. The objectives for the LTD related to return on assets (ROA) and earnings before interest, income taxes and depreciation as a percent of revenues (EBITD). Actual results were 103.1% of target for ROA and 103.8% of target for EBITD.

. The objectives for the LDD related to growth in the consolidated earnings before interest and income taxes over 1992 and 1993 (Earnings) and 1993 net collectible revenue (Revenue). Actual results were 92.6% of target for Earnings and 102.1% for Revenue.

  The Committee believes these four objectives have been key determinants of Sprint's stock price over time.

  The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout is also adjusted by a stock price factor under which the payout based on financial objectives as described above is multiplied by a fraction, the numerator of which is the market price of Sprint Common Stock on December 31, 1993 and the denominator of which is the market price on January 1, 1991. The three-year increase in the price of Sprint Common Stock resulted in a multiplier of 149.6%.

  Based on the financial results and the methodology described above, Mr. Esrey received a payout of 123.6% of target. The payout for Mr. Esrey and the other executive officers was paid 55% in Sprint Common Stock and 45% in cash.

  Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The option price for shares of Sprint Common Stock issuable under stock option plans is 100% of the fair market value of the shares on the date of grant. Generally, 25% of the shares subject to options granted become exercisable one year from the date of the grant and an additional 25% of the shares become exercisable on each of the three succeeding anniversaries. Some grants may be subject to longer vesting schedules. If there is a change in control of Sprint, all options outstanding for more than one year become immediately exercisable.

  In making option grants, the Committee does not consider the number of options already held by an executive.

  Action in response to the Omnibus Budget Reconciliation Act of 1993. At the Annual Meeting, the Stockholders will be asked to approve the material terms of the performance goals under Sprint's Executive Management Incentive Plan and Executive Long-Term Incentive Plan. In addition, the Stockholders will be asked to approve an amendment to Sprint's Long-Term Stock Incentive Program under which stock options are granted. This amendment limits the grant of stock options to an individual employee during any year to 500,000 shares. These approvals are intended to preserve Sprint's tax deduction for compensation under the plans as required under the Omnibus Budget Reconciliation Act of 1993. These proposals are described on pages 18 through 20 of the Proxy Statement.

                                          Stewart Turley, Chairman
                                          Warren L. Batts
                                          Joseph L. Dionne
                                          Donald J. Hall
                                          Robert E. R. Huntley
                                          Linda Koch Lorimer

SUMMARY COMPENSATION TABLE

  The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1993, the chief executive officer and the other four most highly compensated executive officers of Sprint (the Named Officers):

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                        ------------------------------
                              ANNUAL COMPENSATION              AWARDS         PAYOUTS
                           -------------------------    --------------------- --------
                                              OTHER                SECURITIES             ALL
                                             ANNUAL     RESTRICTED UNDERLYING            OTHER
                                             COMPEN-      STOCK     OPTIONS/    LTIP    COMPEN-
 NAME AND PRINCIPAL         SALARY   BONUS   SATION      AWARD(S)     SARS    PAYOUTS   SATION
      POSITION        YEAR  ($)(1)   ($)(1)  ($)(2)       ($)(3)      (#)      ($)(4)  ($)(2)(5)
 ------------------   ---- -------- -------- -------    ---------- ---------- -------- ---------
 William T. Esrey     1993 $802,084 $817,825 $72,271(6)         0   105,218   $357,206  $18,627
  Chairman and Chief  1992  762,500  537,713  12,480            0   113,856     82,504   15,379
  Executive Officer   1991  675,000  328,511     --             0    61,529    145,132      --
 J. Richard Devlin    1993  259,489  215,201   3,661            0    15,000     83,607    5,759
  Executive Vice      1992  238,935  132,431   1,244            0     2,650     18,869    4,364
  President--Law and  1991  207,000   86,598     --             0     1,042          0      --
  External Affairs
 Arthur B. Krause     1993  278,819  235,602   5,652            0    33,964     91,299   13,168
  Executive Vice      1992  251,884  147,069   6,124            0    12,761     20,566   10,587
  President--Chief    1991  226,000   89,635     --             0     4,420     32,856      --
  Financial Officer
 Ronald T. LeMay      1993  444,773  435,309   9,446     $745,000    54,260    134,379    5,979
  President--Long     1992  399,251  198,844   6,414            0    12,408     20,373    4,364
  Distance Division   1991  300,000  103,850     --             0         0     40,019      --
 D. Wayne Peter-
  son(7)              1993  266,412  191,540   6,811      372,500    11,000     89,783   42,431
  President--Local
  Telecommunications
  Division

- --------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. All bonuses were paid under Sprint's Management Incentive Plan.
(2) In accordance with the transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission (SEC), amounts of Other Annual Compensation and All Other Compensation are excluded for 1991.
(3) The value of the Restricted Stock Awards shown are based on the closing price of Sprint Common Stock on October 20, 1993, the date of the grant. As of December 31, 1993, Mr. LeMay held 20,000 shares of restricted stock valued at $695,000 and Mr. Peterson held 10,000 shares valued at $347,500 (based on the closing price of Sprint Common Stock on December 31, 1993 equal to $34.75). Both Mr. LeMay and Mr. Peterson have the right to vote and receive dividends on the restricted shares. Twenty-five percent of each award vests on July 12, 1996, 25% on July 12, 1997, and 50% on July 12, 1998.
(4) Under Sprint's long-term incentive compensation plan, executives may earn awards based on the achievement of certain financial objectives. The value of the final payout is also based on the increase or decrease in the market price of Sprint Common Stock over a period of time (not less than two calendar years in length). Payments under the plan are made in Sprint Common Stock with a portion of the awards paid in cash. Amounts shown in this column reflect the cash and market value of Sprint Common Stock, valued as of December 31 of the year of the award, paid for the three-year performance period ended on December 31 of each such year.

(5) Consists of the following amounts for 1993: (a) $6,488, $5,759, $5,809, $5,979 and $5,862 contributed on behalf of Messrs. Esrey, Devlin, Krause, LeMay and Peterson, respectively as matching contributions under the Sprint Retirement Savings Plan; (b) $12,139, $7,359 and $2,114 for Messrs. Esrey, Krause and Peterson, respectively, representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are deemed by SEC rules to be at above-market rates; and (c) $34,455 in relocation expenses for Mr. Peterson.
(6) Includes the cost of providing tax and financial services of $20,737 and automobile allowance of $18,000.
(7) Mr. Peterson became President--Local Telecommunications Division on August 10, 1993. Formerly, he was President and Chief Executive Officer of Carolina Telephone and Telegraph Company, a Sprint subsidiary.

OPTION GRANTS

  The following table summarizes options granted during 1993 under Sprint's stock option plans to the Named Officers. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint Common Stock of five percent and ten percent over the term of the options, as set forth in SEC rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint Common Stock which will benefit all Stockholders proportionately. No stock appreciation rights were granted during 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                          NUMBER OF  % OF TOTAL                               VALUE AT ASSUMED
                         SECURITIES    OPTIONS                             ANNUAL RATES OF STOCK
                         UNDERLYING  GRANTED TO  EXERCISE                  PRICE APPRECIATION FOR
                           OPTIONS    EMPLOYEES  OR BASE                       OPTION TERM(2)
                           GRANTED       IN       PRICE   EXPIRATION -----------------------------------
          NAME             (#)(1)    FISCAL YEAR  ($/SH)     DATE    0%        5%              10%
          ----           ----------- ----------- -------- ---------- --  --------------  ---------------
William T. Esrey........      85,000     5.2%    30.8125     3/9/03  $ 0 $    1,647,115  $     4,174,110
                              20,218     1.2%    30.8125    4/13/97  $ 0        132,232          284,368
J. Richard Devlin.......      15,000     0.9%    30.8125     3/9/03  $ 0        290,667          736,608
Arthur B. Krause........      19,000     1.2%    30.8125     3/9/03  $ 0        368,179          933,036
                              14,964     0.9%    36.3125   10/11/98  $ 0        149,107          329,229
Ronald T. LeMay.........      31,000     1.9%    30.8125     3/9/03  $ 0        600,713        1,522,322
                              19,538     1.2%    31.1875    4/13/97  $ 0        129,636          278,844
                               1,167     0.1%    35.1875    2/12/98  $ 0          9,528           20,664
                               1,236     0.1%    35.1875    4/13/97  $ 0          7,951           16,881
                               1,319     0.1%    35.1875    8/10/97  $ 0          9,365           20,048
D. Wayne Peterson.......      11,000     0.7%    30.8125     3/9/03  $ 0        213,156          540,179
All Stockholders(3)..... 342,676,861     --      30.8125     3/9/03  $ 0 $6,640,332,994  $16,827,892,710
Named Officers' gain as
 a % of All
 Stockholders' gain.....         --      --          --         --                  .05%             .05%

- --------
(1) The options shown for each Named Officer include both annual option grants and "reload" option grants. The first grant shown for each individual is the annual grant and the remaining grants, if any, are reload grants.
    A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned Sprint Common Stock. A reload option is granted for the number of shares equal to the shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of Sprint Common Stock on the date of exercise of the original option. The expiration date of a reload option is the same as the expiration date of the option that was exercised. A reload option becomes exercisable one year from the date the original option was exercised, provided the shares acquired on the exercise of the original option are held by the optionee for at least six months.

    Twenty-five percent of the annual grants shown became exercisable on March 9, 1994, and an additional 25% become exercisable on March 9 of each of the three successive years. The annual options each have a reload feature. The reload feature is designed to encourage early exercise of the annual options, without foregoing the opportunity for further appreciation, and to promote retention of the Sprint Common Stock acquired.
(2) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint Common Stock.
(3) The amounts shown as potential realizable value for all Stockholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of record, as of February 22, 1994, of Sprint Common Stock assuming a hypothetical option granted at $30.8125 per share and expiring on March 9, 2003, if the price of Sprint Common Stock appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. Sprint will neither make nor endorse any prediction as to future stock performance.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table summarizes the net value realized on the exercise of options in 1993, and the value of the outstanding options at December 31, 1993, for the Named Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS AT 12/31/93       OPTIONS AT 12/31/93(2)
                                                           ------------------------- -------------------------
                         SHARES ACQUIRED VALUE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                     ON EXERCISE (#)        ($)            (#)          (#)          ($)          ($)
- ----                     --------------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........     32,757          $528,981        275,793      191,918    $2,125,821    $489,001
J. Richard Devlin.......          0                 0         31,342       38,650        98,377      80,297
Arthur B. Krause........     22,500           357,578         55,681       59,164       475,561      97,250
Ronald T. LeMay.........     35,400           624,928         58,108       99,960       163,046     231,352
D. Wayne Peterson.......          0                 0         53,200       27,000       738,554     166,766

- --------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of Sprint Common Stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of Sprint Common Stock at 12/31/93 ($34.6875).

LONG-TERM INCENTIVE PLAN AWARDS

  The following table represents potential awards under Sprint's Long-Term Incentive Plan which, subject to Sprint's right to amend the plan at any time prior to the Organization and Compensation Committee's approval of payouts, can be earned by the achievement of certain financial objectives over the three year period ending December 31, 1995. Payouts of awards are tied to achieving specified levels of performance criteria, based on certain financial objectives, within the Long Distance Division (LDD), the Local Telecommunications Division (LTD) and the Cellular Division (CD). The relative weight given to the performance criteria of the LDD, the LTD and the CD in computing an executive's payout is based on the executive's responsibilities with Sprint.

  The portion of the payout applicable to the LDD is tied to achieving specified levels of operating margin and net collectible revenue growth. The target amount will be earned if 100% of the targeted levels of such criteria is achieved. The threshold amount will be earned with the achievement of 85% of the operating margin target and 83% of the revenue growth target and the maximum award will be earned at achieving 114% of the operating margin target and 146% of the revenue growth target. An award payout will not be earned for the portion of the payout applicable to the LDD criteria for performance below the threshold.

  The portion of the payout applicable to the LTD is tied to achieving specified levels of earnings before interest, taxes and depreciation as a percent of net revenues (EBITD), and return on assets (ROA). The target amount will be earned if 100% of the targeted level of such criteria is achieved. The threshold amount will be earned with the achievement of 95% of the ROA target and 97% of the EBITD target and the maximum award will be earned at achieving 103% of the ROA target and 104% of the EBITD target. An award payout will not be earned for the portion of the payout applicable to the LTD criteria for performance below the threshold.

  The portion of the payout applicable to the CD is tied to achieving specified levels of operating income and net collectible revenue. The target amount will be earned if 100% of the targeted level of such criteria is achieved. The threshold amount will be earned with the achievement of 70% of the operating income target and 90% of the revenue target and the maximum award will be earned at achieving 130% of the operating income and revenue targets. An award payout will not be earned for the portion of the payout applicable to the CD criteria for performance below the threshold.

  The calculated payout, based on the achievement of the above financial criteria, is adjusted (increased or decreased) by the percent change in the market price of Sprint Common Stock as determined by the change in the average of the high and low prices on January 1, 1993 and December 31, 1995. If stock price increases over the three-year performance period, the payout is adjusted by the percentage increase in stock price. Conversely, if the stock price decreases over the three-year performance period, the payout is reduced by the percentage decrease in stock price. Upon approval of the payouts by the Organization and Compensation Committee, a portion of each payout will be paid in Sprint Common Stock, based on the market value of Sprint Common Stock on the date of such approval, and the remaining portion in cash. Currently the payouts are made 55% in Sprint Common Stock and 45% in cash to meet tax withholding requirements.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE OR  UNDER NON-STOCK PRICE BASED
                                     OTHER PERIOD            PLANS(1)
                                         UNTIL      ---------------------------
                                     MATURATION OR  THRESHOLD  TARGET  MAXIMUM
      NAME                              PAYOUT         ($)      ($)      ($)
      ----                          --------------- --------- -------- --------
William T. Esrey................... 1/1/93-12/31/95  $98,219  $302,213 $536,429
J. Richard Devlin.................. 1/1/93-12/31/95   23,912    73,575  130,596
Arthur B. Krause................... 1/1/93-12/31/95   26,171    80,525  142,932
Ronald T. LeMay.................... 1/1/93-12/31/95   42,842   149,017  281,269
D. Wayne Peterson.................. 1/1/93-12/31/95   43,964   106,580  161,202

- --------
(1) Awards are based on a percentage of the Named Officers' average base salary midpoint over the three-year performance cycle which ends December 31, 1995. In calculating the average base salary midpoint, the table assumes the base salary midpoint for 1995 will equal the 1994 base salary midpoint. In addition, the estimated future payouts shown assume that the average of the high and low price of Sprint Common Stock on December 31, 1995 will be the same as it was on January 1, 1993.

PENSION PLANS

  The following table reflects the estimated annual pension benefit payable to an individual retiring in 1994 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.

                               PENSION PLAN TABLE

                                               YEARS OF SERVICE(2)
                                  ----------------------------------------------
REMUNERATION(1)                      15       20       25       30        35
- ---------------                   -------- -------- -------- -------- ----------
$ 400,000........................ $ 91,835 $122,446 $153,058 $183,669 $  214,281
  500,000........................  115,085  153,446  191,808  230,169    268,531
  600,000........................  138,335  184,446  230,558  276,669    322,781
  700,000........................  161,585  215,446  269,308  323,169    377,031
  800,000........................  184,835  246,446  308,058  369,669    431,281
  900,000........................  208,085  277,446  346,808  416,169    485,531
1,000,000........................  231,335  308,446  385,558  462,669    539,781
1,100,000........................  254,585  339,446  424,308  509,169    594,031
1,200,000........................  277,835  370,446  463,058  555,669    648,281
1,300,000........................  301,085  401,446  501,808  602,169    702,531
1,400,000........................  324,335  432,446  540,558  648,669    756,781
1,500,000........................  347,585  463,446  579,308  695,169    811,031
1,600,000........................  370,835  494,446  618,058  741,669    865,281
1,700,000........................  394,085  525,446  656,808  788,169    919,531
1,800,000........................  417,335  556,446  695,558  834,669    973,781
1,900,000........................  440,585  587,446  734,308  881,169  1,028,031
2,000,000........................  463,835  618,446  773,058  927,669  1,082,281

- --------
(1) Compensation, for purposes of estimating a pension benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table on page 10. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
(2) These amounts are straight life annuity amounts and would not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 29, 7, 23, 8 and 26 years for Messrs. Esrey, Devlin, Krause, LeMay and Peterson, respectively.

EMPLOYMENT CONTRACTS

  Sprint has contingency employment agreements with Messrs. Esrey, Devlin, Krause and LeMay. The agreements provide that if an officer's employment is terminated after a change in control of Sprint, he may receive certain benefits, limited to the amount deductible by Sprint under the Internal Revenue Code. A change of control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. The agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing the cost. Benefits may include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received in any of the three years preceding termination. The officer may elect a lump-sum payment. Benefits may also include insurance, pension and other benefits which could otherwise be lost due to termination. The total present value of all the benefits must be less than three times the officer's average annual taxable compensation.

  Mr. LeMay and Mr. Peterson have each signed non-competition agreements with Sprint. Generally, the agreements provide that each executive may receive 18 months of compensation and benefits following his involuntary termination of employment if he does not associate himself with a competitor during that period.

  Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Participants are key executives of Sprint and its subsidiaries as designated by the Chief Executive Officer of Sprint and approved by the Organization and Compensation Committee. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age
60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. Prior to reaching age 60 and at least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. The supplemental retirement benefit will be the actuarial equivalent of the survivor benefit and will be paid in a lump sum, in installments, or as a single life or joint and survivor annuity, at the election of the participant. Each Named Officer is a participant in the plan.

PERFORMANCE GRAPHS

  The graph below compares the cumulative total Stockholder return for Sprint Common Stock with the S&P(R) 500 Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from January 1, 1989 to December 31, 1993. The companies which comprise the S&P Telephone Utility Index are Ameritech, Inc., Bell Atlantic Corp., BellSouth, GTE, NYNEX, Pacific Telesis Group, Southwestern Bell and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are American Telephone & Telegraph (AT&T), MCI Communications
(MCI) and Sprint.

CUMULATIVE TOTAL RETURN BASED ON REINVESTMENT OF $100 BEGINNING JANUARY 1, 1989

                             [GRAPH APPEARS HERE]

                          1988       1989       1990       1991       1992       1993
  Sprint                 100.00     168.69     106.67     113.33     127.03     178.48
  S&P 500                100.00     131.68     127.58     166.47     179.20     197.26
  S&P (Long Distance)    100.00     168.05     107.82     144.12     190.45     215.29
  S&P Telephone          100.00     157.40     150.24     161.58     177.31     204.77

  The graph below compares the cumulative total Stockholder return for Sprint Common Stock with the S&P 500 Stock Index, AT&T, MCI and a peer group, for the ten-year period from January 1, 1984 to December 31, 1993. The companies included in the peer group are identical to the companies in the S&P Telephone Utility Index. Standard & Poor's compiles the S&P Telephone Utility Index and the S&P Telecommunication (Long Distance) Index for only part of the ten-year period and, therefore, the two indexes cannot be included in this graph.

CUMULATIVE TOTAL RETURN BASED ON REINVESTMENT OF $100 BEGINNING JANUARY 1, 1984

                             [GRAPH APPEARS HERE]

              1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993
  SPRINT      100  116  134  155  160  318  536  339  360  403  566
  S&P 500     100  106  140  166  175  204  268  260  339  365  402
  AT&T        100  122  165  174  196  218  356  244  328  441  465
  MCI         100   52   78   43   65  157  306  139  212  278  398
  Peer Group  100  128  180  238  242  287  450  432  457  503  588


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires Sprint's Directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Sprint Common Stock and other equity securities of Sprint. Directors and executive officers are required by SEC regulations to furnish Sprint with copies of all Section 16(a) reports they file.

  To Sprint's knowledge, based solely on review of the copies of such reports furnished to Sprint and written representations that no other reports were required, during 1993 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with, except that Mr. Price failed to timely report two transactions when his wife and son acquired shares of Sprint's Common Stock without Mr. Price's knowledge. Mr. Price promptly reported the purchase of such shares as soon as the acquisitions became known to him and disclaimed beneficial ownership of such shares. In addition, Mr. Peterson inadvertently failed to timely report 1,000 shares of Sprint Common Stock held in nominee name and 85 shares acquired in September and December of last year through Sprint's automatic dividend reinvestment plan. Mr. Peterson promptly reported these amounts as soon as he discovered the errors.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Ausley is President of the law firm of Ausley, McMullen, McGehee, Carothers & Proctor, P.A. which provided legal services to certain subsidiaries of Sprint in 1993 for which it billed $500,825.

LITIGATION

  In January 1992, after a dismissal without prejudice of an original complaint filed in 1990, an amended class action complaint was filed by certain shareholders of Sprint in the United States District Court for the District of Kansas against Sprint and certain of its executive officers and directors. The plaintiffs in the class action alleged the defendants violated various federal securities laws and related state laws by making misrepresentations and omitting to state material facts in connection with public disclosures. Among other relief, plaintiffs sought unspecified compensatory damages. A related shareholders' derivative complaint was dismissed without prejudice by the same court in March 1993. Pursuant to a memorandum of agreement executed in September 1993, Sprint will pay $28.5 million in settlement of both the class action and derivative claims. Sprint admits no wrongdoing, but settled to avoid the costs and uncertainties of further litigation and the disruption of business activities that would have resulted from trial. The settlement is subject to the approval of the court.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Stockholder proposals for the 1995 Annual Meeting of Stockholders of Sprint must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, no later than November 10, 1994.

                    II. PROPOSAL TO ADOPT AMENDMENTS TO THE
                       1988 EMPLOYEES STOCK PURCHASE PLAN

  In 1988 the Stockholders approved the 1988 Employees Stock Purchase Plan (the
ESPP) under which 9,000,000 shares of Sprint Common Stock were reserved for issuance (adjusted from 4,500,000 shares as a result of the two-for-one stock split in December, 1989). After the third offering under the ESPP, which will be concluded in June 1994, it is anticipated that approximately 2,000,000 shares will remain, which will not be sufficient for an additional offering. At its meeting on December 14, 1993, the Board of Directors approved amendments to the ESPP (the "Plan Amendments") and recommended that the Plan Amendments be submitted to the Stockholders at the Annual Meeting for their approval.

  If approved, the Plan Amendments will:

  1. increase the number of shares authorized for issuance by 7,000,000 shares, to a total of 16,000,000 shares, so that approximately 9,000,000 shares will be available for future offerings;

  2. permit participants to name a beneficiary to exercise options upon the death of the participant; and

  3. prohibit elections to purchase less than ten shares.

  The ESPP, restated to incorporate the proposed Plan Amendments, is set forth in Exhibit A attached to this Proxy Statement and reference is made to such Exhibit for a complete statement of its terms and provisions.

  Under the ESPP, the Board of Directors is authorized to offer to all eligible employees of Sprint and its subsidiaries the right to elect to purchase shares of Sprint Common Stock in the amounts and at the prices hereinafter set forth. The maximum number of shares which any employee may elect to purchase in an offering is one share for each $50 of annual pay (as defined in the ESPP); in addition, the value of the stock to be purchased may not accrue at a rate which exceeds $25,000 in any calendar year. If the market price of Sprint Common Stock is $37.25 on June 1, 1994, then the maximum number of shares that any employee could purchase would be 1,342. In no event may an employee purchase more than 2,000 shares, and the Plan Amendments provide that a minimum of ten shares must be elected. The length of the purchase period is twenty-four months. If the total number of shares which employees elect to purchase under an offering exceeds the shares available, the available shares will be allocated among such employees.

  The price for shares purchased under each offering will be 85% of the average market price of Sprint Common Stock (such average market price being defined by the ESPP to be the mean of the high and low prices for composite transactions as published by major newspapers) on the date of grant or the date of exercise of the option, whichever is lower, but in any event not less than $12.00 per share. On February 22, 1994, the high and low prices of Sprint Common Stock were $37.75 and $36.75, respectively.

  The Plan Amendments provide that a participating employee may designate a beneficiary to exercise the options upon the employee's death. Otherwise, the employee may not assign any rights under the ESPP and a violation thereof terminates the right to purchase any shares.

  The Subscription Period for the 1994 Offering will be from June 1 to June 30 and the 24-month Purchase Period will begin July 1. It is anticipated that interest at the rate of 3.5% per annum compounded semiannually will be allowed on employee's accounts for the 1994 offering; however, the Board of Directors may set a different rate of interest at any time prior to the commencement of the 1994 offering should market interest rates warrant such a change.

  The affirmative vote of the majority of the shares present and entitled to vote at the Annual Meeting is required for adoption of the Plan Amendments. If approved by the Stockholders, the Plan Amendments will apply to any options granted under the ESPP on or after June 1, 1994. There is no specified date of termination of the ESPP; however, its duration is limited by the maximum number of shares that may be sold pursuant to the ESPP.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PLAN AMENDMENTS.

                    III. APPROVAL OF PERFORMANCE GOALS UNDER
                 THE OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 (OBRA) was signed into law on August 10, 1993. OBRA limits the tax deduction for compensation in excess of $1 million per year paid by a publicly-traded corporation to the chief executive officer and the four most highly compensated executive officers. Compensation which is based on performance goals approved by stockholders, however, may be excluded from the deduction limitation. Consequently, under Proposals A, B and C below, the Stockholders are being asked to approve the material terms of the performance goals under the Executive Management Incentive Plan, the Executive Long-Term Incentive Plan and the Long-Term Stock Incentive Program. These approvals are not required by the plans or by applicable securities laws or stock exchange rules. If the Stockholders do not approve the performance goals, payments under the Executive Management Incentive Plan and the Executive Long-Term Incentive Plan will not be made. The Organization and Compensation Committee may consider other incentive compensation arrangements. Specifically, the proposed regulations under the Internal Revenue Code require the Stockholders to approve, for these plans, the business criteria on which the performance goals are based, the maximum amount which may be paid to an employee and the individuals eligible to receive compensation under the plans. These approvals are intended to preserve Sprint's tax deduction for compensation paid under these plans. Therefore, the Board of Directors recommends a vote FOR Proposals III. A, III. B and III. C described below.

                     A. APPROVAL OF PERFORMANCE GOALS UNDER
                    THE EXECUTIVE MANAGEMENT INCENTIVE PLAN

  Under the Executive Management Incentive Plan adopted effective January 1, 1994, executives may earn incentive payouts based on achievement of financial objectives. These objectives will be established by the Organization and Compensation Committee for each calendar year prior to the beginning of that year and payouts are earned based on actual financial results compared to pre-established targets. For future payouts, including any payout earned based on performance during 1994, the Stockholders are asked to approve the following:

  . Business criteria--Separate business criteria are used for each of Sprint's three divisions. Performance is evaluated based on operating income and net collectible revenue growth relative to market rate of growth for the Long Distance Division, regulated operating income, cash generation and non-regulated operating income for the Local Telecommunications Division, and operating income and net collectible revenue for the Cellular Division.

  . Annual maximum--The maximum payment in any year to any employee is limited to $2,500,000.

  . Eligible employees--Executive officers of Sprint designated by the Organization and Compensation Committee.

  Subject to the Organization and Compensation Committee's discretion to reduce the payouts, the following table shows the payouts which would have been received by all participants in the Executive Management Incentive Plan for 1993 if such plan had been in effect:

                               NEW PLAN BENEFITS

                                                                       DOLLAR
                  NAME AND POSITION                                    VALUE
                  -----------------                                    ------
             William T. Esrey, Chairman                               $850,291
              and Chief Executive Officer

             Ronald T. LeMay, President--                              459,817
              Long Distance Division

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL III. A.

                     B. APPROVAL OF PERFORMANCE GOALS UNDER
                     THE EXECUTIVE LONG-TERM INCENTIVE PLAN

  Under Sprint's Executive Long-Term Incentive Plan adopted effective January 1, 1994, the Organization and Compensation Committee determines a period of time (at least two years, and usually three years, in length) during which Sprint's performance will be measured. Under this plan, executives may earn incentive payouts based on achievement of financial objectives over the performance period. These objectives will be established by the Organization and Compensation Committee prior to the beginning of each performance period and payouts are earned based on actual financial results compared to pre-established targets. In addition, the payout is increased (or decreased) by the percentage increase (or decrease) in the market price of Sprint Common Stock over the performance period. Payouts will be made in Sprint Common Stock with a portion of the payout in cash to meet tax withholding requirements. For payouts earned based on performance periods beginning in 1994 and thereafter, the Stockholders are asked to approve the following:

  . Business criteria--Separate business criteria are used for each of Sprint's three divisions. Performance is evaluated based on cumulative operating margin and net collectible revenue growth relative to market rate of growth for the Long Distance Division, average return on net assets, non-regulated cumulative net collectible revenue and non-regulated operating income for the Local Telecommunications Division, and cumulative operating income and cumulative net collectible revenue for the Cellular Division.

  . Annual maximum--The maximum payout in any year to any employee is limited to $2,500,000.

  . Eligible employees--Executive officers of Sprint designated by the Organization and Compensation Committee.

  Subject to the Organization and Compensation Committee's discretion to reduce the payouts, the following table shows the payouts which would have been received by all participants in the Executive Long-Term Incentive Plan for 1993 if such plan had been in effect:

                               NEW PLAN BENEFITS

                                                                       DOLLAR
                  NAME AND POSITION                                    VALUE
                  -----------------                                    ------
             William T. Esrey, Chairman                               $198,947
              and Chief Executive Officer

             Ronald T. LeMay, President--                               51,870
              Long Distance Division

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL III. B.

                  C. APPROVAL OF AN AMENDMENT TO THE LONG-TERM
                            STOCK INCENTIVE PROGRAM

  Sprint's Long-Term Stock Incentive Program (the Omnibus Plan) was approved by the Stockholders at the 1989 Annual Meeting. A copy of the Omnibus Plan was presented to the Stockholders in the 1989 Proxy Statement and its provisions were described, including the form of benefits that could be provided under the Omnibus Plan, eligibility for participation, and administration of the Omnibus Plan.

  Sprint's stock options must be granted at a price not less than the fair market value of Sprint Common Stock on the date of grant. These options are deemed to be performance-based compensation under OBRA. Any employee designated by the Organization and Compensation Committee is eligible to receive an option grant. OBRA requires that, in order to preserve the tax deduction to which Sprint is entitled when an employee exercises an option, the Omnibus Plan must specify the maximum number of shares for which grants may be made to any employee in any year. To this end, the Board of Directors amended the Omnibus Plan on February 12, 1994, subject to approval of the Stockholders, to limit the grant of stock options or stock appreciation rights to an individual employee during any calendar year to 500,000 shares. The Stockholders are being asked to approve this amendment.

  A copy of the Omnibus Plan, as proposed to be amended, is attached to this Proxy Statement as Exhibit B. Section 3 on page 2 of Exhibit B contains the proposed modification in italics. As of February 22, 1994, the fair market value of Sprint Common Stock was $37.25 and the number of such shares authorized under the Omnibus Plan was 8,456,945.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL III. C.

                     IV. SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors of Sprint has voted to appoint Ernst & Young as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the fiscal year 1994, subject to approval of the Stockholders at the Annual Meeting. Such subsidiaries include Centel Corporation and its subsidiaries (Centel) as a result of the merger between Sprint and Centel Corporation on March 9, 1993.

  Ernst & Young has examined the financial statements of Sprint since 1965. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote at the

Annual Meeting is necessary for the approval of the appointment of Ernst & Young as independent auditors. If the appointment of Ernst & Young is not approved at the Annual Meeting, the Board of Directors will consider the selection of another accounting firm.

  As a result of the merger, Arthur Andersen & Co., which had been Centel's auditors for many years, was dismissed; however, Ernst & Young relied on the report of Arthur Andersen & Co. with respect to the 1992 and 1991 consolidated financial statements of Centel in Ernst & Young's report on Sprint's consolidated financial statements for each of the three years in the period ended December 31, 1993, as restated to reflect the merger. Arthur Andersen & Co.'s reports on Centel's consolidated financial statements for the 1992 and 1991 fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles. During 1992 or 1991 or in any subsequent interim period preceding the dismissal of Arthur Andersen & Co., there were no disagreements between Centel and Arthur Andersen & Co. on any matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen & Co., would have caused Arthur Andersen & Co. to make reference to the matter in their report.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT.

                            V. STOCKHOLDER PROPOSALS

             A. STOCKHOLDER PROPOSAL CONCERNING METHOD OF SELECTING
                              INDEPENDENT AUDITORS

  George R. Speight and Shirley J. Speight, Route 3, Box 376, Nashville, North Carolina 27856, owners of more than 800 shares of Sprint Common Stock, have given notice of their intention to introduce the following resolution at the Annual Meeting:

    RESOLVED, that the stockholders of Sprint Corporation ("Company") request that the Board of Directors: (1) ask for competitive bids from firms that may wish to serve as the independent auditor of Sprint, prior to its annual appointment of an independent auditor; (2) consider whether there is evidence that an applicant has failed to adhere to recognized standards of ethical, legal or professional conduct in the past; and (3) disclose, in the proxy statement that is submitted to stockholders prior to the Annual meeting, the number of bids which were received, the names of the firms which submitted bids, and the reasons for selecting the bid which is being submitted to stockholders for approval.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL A

  Ernst & Young has been the independent auditor of Sprint since 1965, or approximately 28 years.

  On November 24, 1992, the New York Times reported that Ernst & Young "paid a record $400 million to Federal regulators . . . to settle government claims that it improperly audited federally insured banks and savings institutions that later failed." The report added that, "According to the government's description of the case . . . the firm worked as auditor and accountant to at least 300 banks and savings institutions that ended up in receivership, costing the Government's insurance agencies billions of dollars."

  The New York Times report also stated that "The Government said the accountants had repeatedly failed to adhere to generally accepted accounting principles when auditing the books of the failed institutions." In a chart accompanying the report, it was pointed out that Ernst & Young had previously agreed to pay $41 million to government agencies in a different case that involved savings and loan failures.

  The approval of this proposal by shareholders will help ensure that the Company is the subject of an audit of the highest integrity and independence, which adheres strictly to generally accepted accounting principles, and which also is cost effective.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL A

  Each year the Board appoints, subject to formal ratification by the Stockholders, Sprint's independent auditors for the ensuing year. One of the principal responsibilities of the Board's Audit Committee is to recommend this appointment. In making its recommendation, the Audit Committee attempts to secure the best possible auditing services at competitive costs. The members of the Audit Committee are officers and/or directors of other corporations which employ major accounting firms. The committee is familiar with the various accounting firms and is well qualified to make judgments concerning the selection of Sprint's auditors.

  There are several reasons why the Audit Committee has concluded that the current auditors are the best auditors to engage for the ensuing year. Sprint's current auditors, Ernst & Young, have broad experience with issues confronting Sprint and the telecommunications industry and the Board believes their expertise and commitment to providing quality professional services has benefited, and will continue to benefit, Sprint and its Stockholders. Furthermore, the time and effort required for a new accounting firm to acquaint itself with Sprint's operations, systems and personnel would involve substantial additional costs for Sprint and would require Sprint's employees to devote a significant amount of time educating a new firm. For these and other reasons Sprint, like many other companies, has benefited from a long-term association with its independent auditors. Because the Audit Committee has concluded Ernst & Young is providing competent auditing services at a competitive cost, it would be a waste of corporate time and resources and, therefore, not in the best interests of the Stockholders, to solicit competitive bids.

  In their statement in support of the proposal, the proponents make reference to Ernst & Young's settlement with government regulators. This settlement, however, is wholly unrelated to Ernst & Young's services to Sprint. The proponents go on to state that the proposal will "help ensure that the Company is the subject of an audit of the highest integrity and independence . . . ", thereby suggesting that Sprint's current audits do not meet these standards. The Board believes that Sprint's audits already meet these standards and that the settlement is no reflection on the quality of the services Sprint receives from Ernst & Young.

  For these reasons the Board recommends a vote against the proposal.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL V. A.

           B. STOCKHOLDER PROPOSAL CONCERNING EXECUTIVE COMPENSATION

  Jasper Gurganus, 201 Knight Place, Jacksonville, North Carolina 28546, beneficial owner of more than 120 shares of Sprint Common Stock, has given notice of his intention to introduce the following resolution at the Annual
Meeting:

    RESOLVED, The shareholders of Sprint Corporation recommend that the Board of Directors consider the following nonbinding proposal: With respect to future compensation of active executive officers of Sprint, the Sprint shareholders recommend that the Board of Directors voluntarily take whatever steps it deems necessary and proper to implement a plan which would limit the total annual cash compensation (salary plus bonuses awarded under the Executive Incentive Plan) of Sprint executive officers so that this compensation will not be increased by an amount greater than the average percentage pay increase granted to Sprint employees annually.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL B

  In recent years, there has been widespread public debate concerning executive compensation policies and practices. Often this debate has focused on what is perceived by many to be excessive salaries, bonuses and incentives granted to senior executive officers. Many have observed that senior executives in America are compensated at a much higher rate than their counterparts in Japan and Germany. The issue of executive compensation is particularly relevant during the recent recession which has resulted in layoffs to many American workers, both managerial and nonmanagerial alike.

  This proposal recommends that the Board of Directors implement a plan to limit annual executive compensation so that this compensation increases no more than the average annual pay increase granted to other Sprint employees. This proposal is intended to assure shareholders and employees that Sprint's hard earned profits will be used for research and development, equipment modernization and other endeavors which build a stronger, more competitive corporation. Furthermore, this proposal could establish Sprint as a leader in creatively addressing the issue of executive compensation, thereby enhancing its corporate image.

  If you agree, please mark your proxy FOR this proposal.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL B

  The Board believes the interests of Sprint and its Stockholders are best served by the current executive compensation program and that the arbitrary limit proposed by the proponent, which focuses on annual increases in executives' cash compensation, is inappropriate.

  A key principle of Sprint's executive compensation program is that compensation should link pay to corporate performance by emphasizing "at risk" incentives which pay bonuses based on how the executive has performed in building long-term Stockholder value. This principle is pursued by tying incentive compensation to objective financial measures, including the price of Sprint Common Stock. When these incentives are tied to financial objectives, executives earn larger payouts when Sprint's performance is good and smaller payouts when Sprint experiences below par performance. Historically this has led to fluctuation in executives' cash compensation. For example, certain Sprint executives saw their total annual compensation (as defined by the proponent) decrease from 1990 to 1991 by as much as 22% and increase from 1991 to 1992 by as much as 17%.

  If a significant portion of an executive's compensation consists of "at risk" incentives, inevitably there will be years when the average pay increase for all Sprint employees will exceed that of the executives (who may actually take a pay cut) and years when the increase to executives exceeds the average increase for all Sprint employees. The Board believes, however, that Sprint's compensation philosophy, which links pay to performance, is appropriate because it is the best way to build Stockholder value. The proposal is inconsistent with this philosophy.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL V. B.

             C. STOCKHOLDER PROPOSAL CONCERNING FACILITIES CLOSURE
                        AND RELOCATION OF WORK COMMITTEE

  Gerald E. Day and Janet E. Day, 331 N.E. 950, Calhoun, Missouri 65323, owners of more than 1,700 shares of Sprint Common Stock, have given notice of their intention to introduce the following resolution at the Annual Meeting:

    BE IT RESOLVED: That the shareholders request that the Board of Directors of the Sprint Corporation: (1) establish a Facilities Closure and Relocation of Work Committee composed of four outside board members, two representatives of employees and two representatives of communities that have been affected by closures of facilities or relocations of work; (2) choose the non-Board members from a list of nominees to be submitted by the collective bargaining representatives of the employees; and (3) give the Committee the task of weighing decisions on the closure of facilities and the movement of work, including decisions that have been made during the past three years and decisions that will be made in the future, for the purpose of providing advice and information to the Board with respect to the impact of such decisions on the morale of the workforce, the communities in which the facilities of the Corporation are located, and the good will or loyalty of customers, so that the Board may evaluate management's performance in anticipating and minimizing such impacts.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL C

  Corporate decisions concerning the closure of facilities and the relocation of work involve significant economic and other considerations that are attendant to such decisions in general, including the impact of such decisions on the morale of the workforce, the communities in which the facilities of the Corporation are located and the good will or loyalty of customers. For example, one issue that arises in connection with such decisions is how affected employees should be informed.

  In August and October of 1991, management personnel told the Richmond operating center employees that there was no need to close that center or layoff employees. Yet, on November 21, 1991, the Corporation informed 270 customer agents that their operating center in Richmond would be closed in February of 1992.

  In its 1993 proxy statement, Sprint responded to a virtually identical proposal, and the information concerning the Richmond closing, by declaring that "Sprint works with the community and employees to implement . . . [decisions to close] as fairly, compassionately and rationally as possible." The proxy statement added, "Sprint endeavors to notify employees well in advance of a facility closure or relocation."

  Despite those reassuring statements, Sprint mishandled an announcement, on August 27, 1993, that it was closing an operator services center in Indianapolis. A total of 1,100 jobs have been, or are about to be eliminated, including 190 at Indianapolis.

  According to one employee, who described the Indianapolis announcement, "We heard rumors about closing but management would always say "To our knowledge it won't close.' " When the closing was announced, "Some were pulled off the phones and told to log out. . . . Some people were shocked real bad . . . when one started crying others couldn't hold back and they started crying. . . ."

  The Corporation can ill afford repeated treatment of employees in such an insensitive manner. For a corporation that provides a service to the public, where the employee is the interface between the public and the Corporation, the repercussions may be severe.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL C

  The Board understands and is very aware of the concerns raised by the proponents. Sprint strives to be a good corporate citizen in the communities across the nation where employees have lived and worked over the years and in the many communities where new facilities have recently opened. The proposal suggests, incorrectly in our view, that a formal committee would provide information and insight concerning plant closing, employee relocation or downsizing that is not already available.

  In recent years, technological advances and competition in the telecommunications industry have required significant changes in facilities and relocation of workers and equipment. Prior to any decision to close or relocate a facility, the feasibility of modernizing existing facilities or moving to a new facility within the community or within commuting distance is considered. However, rapid developments in technology and competition often require more fundamental changes for Sprint to maintain high quality service at competitive cost. When thorough analysis indicates it is necessary to close a facility, Sprint works with the community and employees to implement the decision as fairly, compassionately and rationally as possible. These decisions are extremely difficult to make and any facility closure is likely to be painful for the employees and communities involved, even when handled with utmost fairness and compassion.

  The Board disagrees with the proponent's statement that Sprint treated its employees in an insensitive manner during the closing of the Indianapolis operator service center. Sprint notified the employees as soon as possible after the decision to close the center was made and well in advance of the closure. The Indianapolis operator center closed in January of 1994, nearly five months after the announcement. In addition, Sprint took steps to assist the affected employees in finding other employment. Sprint contacted 25 local employers, along with state and local agencies, to identify potential employment opportunities. A total of 27 organizations responded with descriptions of current job opportunities. The agents at the Indianapolis center had the opportunity to relocate to other regional operator service centers within Sprint and received financial assistance to defray the cost of relocating. In addition, Sprint provided severance benefits and on-site outplacement training.

  For these reasons the Board believes this proposal is unnecessary and not in the interests of Sprint or the Stockholders.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL V. C.

             D. STOCKHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING

  The National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, beneficial owners of more than 70,000 shares of Sprint Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

    BE IT RESOLVED: That the stockholders of the Sprint Corporation ("Corporation") recommend that our board of directors take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its stockholders which includes the following provisions:

      1. that the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation; and

      2. that the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL D

  It is the proponents' belief that it is vitally important that a system of confidential proxy voting be established at the Corporation. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners and our national economy.

  The implementation of a confidential voting system would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

  A second important benefit of confidential voting would be to invigorate the corporate governance process at the Corporation. We believe that shareholder activism would be promoted within the Corporation. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

  Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

  Confidential voting is gaining popularity. By 1993, 94 major U.S. publicly-traded companies had adopted confidential proxy voting procedures for corporate elections, up from 74 in 1992. The list of Fortune 500 companies with confidential voting includes AT&T, American Express, American Home Products, American Brands, Amoco, Avon Products, Bear Sterns, Boeing, CitiCorp, Coca-Cola, Colgate-Palmolive, DuPont, Eastman Kodak, Exxon, General Electric, General Mills, General Motors, Gillette, Honeywell, IBM, Lockheed, Mobil, J. P. Morgan, Phillips Petroleum, Rockwell International, Sara Lee, US West, Xerox, Westinghouse Electric Inc., 3M, and many others. It is time for our Corporation to do the same.

  For the reasons outlined above, we urge you to VOTE FOR THIS PROPOSAL.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL D

  The concept of confidential voting by Stockholders may seem to have appeal because ballots are cast in secret in the political electoral process. However, there are important distinctions between the political electoral process and the corporate voting process. In the political process, representatives are elected by secret ballot, but these representatives vote by open ballot so that their vote may be determined and understood. In the corporate voting process, many of those voting are managers of pension and mutual funds who are acting in a representative capacity for the individuals whose money they manage. As representatives, their vote should be open and understood, not anonymous and unexplained.

  The Board believes that Sprint, and those who solicit proxies on its behalf, should continue to have the opportunity to contact Stockholders for several reasons including assuring presence of a quorum at Stockholder meetings and correction of errors or deficiencies on proxy cards. In addition, many Stockholders express their opinions and views to Sprint by writing comments on their proxy cards. The Board believes it is desirable to maintain this dialogue through the open voting process.

  The Board believes this proposal is unnecessary because any Stockholder who wishes to cast a confidential vote may do so under the current voting system simply by registering his or her shares in the name of a bank, broker or other nominee. Because nominee holders do not disclose the identity of beneficial owners without specific permission, privacy is already guaranteed. For employees who own shares through Sprint's savings plans and cannot register their shares in nominee name, Sprint has provided for them to give confidential voting instructions to the plans' independent trustee.

  The proposal as it relates to receipt, certification and tabulation of votes to be performed by independent election inspectors is unnecessary because Sprint has used independent, nonemployee inspectors of election and tabulators for several years and will continue to do so.

  Finally, the proponent states "that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions . . ." The Board disagrees. When a Stockholder makes a proposal, such as the Stockholder proposals made in this Proxy Statement, Sprint is required under federal law to reveal his or her identity. It is unclear how Stockholders, who cannot propose corporate policy resolutions anonymously, would be more active in proposing such resolutions with a confidential voting policy.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST PROPOSAL V. D.

                  VI. OTHER MATTERS TO COME BEFORE THE MEETING

  No other matters are intended to be brought before the meeting by Sprint nor does Sprint know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

                                           By order of the Board of Directors
                                                      Don A. Jensen
                                              Vice President and Secretary

March 10, 1994

  A COPY OF SPRINT'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1993, WILL BE SENT TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS DEPARTMENT, P.O. BOX 11315, KANSAS CITY, MISSOURI 64112.

                                                                       EXHIBIT A

                       1988 EMPLOYEES STOCK PURCHASE PLAN

                              AMENDED AND RESTATED

                       FOR 1994 AND SUBSEQUENT OFFERINGS

1. PURPOSE

  The purpose of this Employees Stock Purchase Plan (the "Plan") is to encourage and enable eligible employees of Sprint Corporation ("Sprint") and its subsidiaries to acquire proprietary interests in Sprint through the ownership of Common Stock in order to establish a closer identification of their interests with those of Sprint by providing them with another and more direct means of participating in its growth and earnings which, in turn, will provide motivation for participating employees to remain in the employ of and to give greater effort on behalf of Sprint. It is the intention of Sprint that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. DEFINITIONS

  The following words or terms, when used herein, shall have the following respective meanings:

  (a) "Annual Pay" shall mean and refer to annual basic rate of pay determined as of the date on which eligibility is determined under
      Section 2(g) hereof, excluding payments for overtime, shift premium, commissions, incentive compensation, bonuses and other special payments except to the extent that the inclusion of any such item is specifically approved by the Committee.

  (b) "Average Market Price" shall mean and refer to the mean of the high and low prices for Sprint shares for composite transactions as published by major newspapers.

  (c) "Committee" shall mean and refer to the committee appointed by the Board of Directors of Sprint to administer this Plan.

  (d) "Date of Grant" shall mean the date on which Options shall be deemed granted, which shall be the first day of the Subscription Period.

  (e) "Date of Exercise" shall mean the date on which Options shall be deemed exercised, which shall be the last day of the Purchase Period, or such other date as specified in this Plan.

  (f) "Election to Purchase Shares" shall mean a statement signed by an Eligible Employee on a form provided by Sprint indicating the number of shares the employee elects to purchase and authorizing a payroll deduction for the purchase of shares.

  (g) "Eligible Employee" or "Employee" shall mean and refer to all persons regularly employed by a participating subsidiary of Sprint five business days prior to the Date of Grant of Options; provided, however, persons whose customary employment is for less than twenty hours per week or for not more than five months in any calendar year shall not be an "Employee" or an "Eligible Employee" as those terms are used herein; and provided further that the Committee may determine, as to any offering of Common Stock made under this Plan, that the offer will not be extended to highly compensated employees (within the meaning of Section 414(q) of the Internal Revenue Code of 1986).

  (h) "Local Plan Administrator" shall mean and refer to the person designated by the employer company to assist the company's Employees in Plan matters.

  (i) "Option" or "Options" shall mean and refer to the right or rights granted to Eligible Employees to purchase Sprint's Common Stock under an offering made under this Plan.

  (j) "Plan" shall mean and refer to this 1988 Employees Stock Purchase Plan, as amended.

                                Exhibit A-Page 1

  (k) "Purchase Period" shall mean and refer to the 24-month period from July 1 of the year in which an offering commences through the last business day of June two years thereafter relating to the payroll deductions for payment for stock purchased under the offering.

  (l) "Shares", "Stock" or "Common Stock" shall mean and refer to shares of $2.50 par value common stock of Sprint.

  (m) "Subscription Period" shall mean and refer to that period of time from the first business day through the last business day of June at the beginning of any offering of stock under this Plan. Elections to Purchase Shares must be received prior to the end of the Subscription Period, as provided in Paragraph 6(a).

  (n) "Sprint" shall mean and refer to Sprint Corporation and its subsidiaries collectively.

3. NUMBER OF SHARES UNDER THE PLAN

  A total of 16,000,000 Shares of Sprint's Common Stock may be sold to Eligible Employees under this Plan. These may be new issue Shares or may be Shares purchased for the Plan on the open market or from private sources, at the option of Sprint. Such Shares may be sold pursuant to one or more offerings under the Plan. With respect to each offering, the Board of Directors will specify the Sprint companies participating in the offering, the number of Shares to be made available, the interest rate on payments withheld for offerings subsequent to the 1988 offering, and such other terms and conditions not inconsistent with this Plan as may be necessary or appropriate.

  In the event of a subdivision or combination of Sprint's Shares, the maximum number of Shares which may thereafter be sold under the Plan and the number of Shares under Elections to Purchase Shares at the time of such subdivision or combination will be proportionately increased or decreased, the terms relating to the price at which Shares under Elections to Purchase Shares will be sold will be appropriately adjusted, and such other action will be taken as in the opinion of the Board of Directors of Sprint is appropriate under the circumstances. In the case of reclassification or other changes in Sprint's Shares, the Board of Directors will make appropriate adjustments.

4. ADMINISTRATION OF THE PLAN

  This Plan shall be administered by a Committee appointed by the Board of Directors, consisting of three or more members of the Board who are not eligible to participate in this Plan and one of whom shall be designated as Chairman of the Committee. The Committee is vested with full authority to make, administer and interpret such equitable rules and regulations regarding this Plan as it may deem advisable. Its determinations as to the interpretation and operation of this Plan shall be final and conclusive.

  The Committee may act by a majority vote at a regular or special meeting of the Committee or by decision reduced to writing and signed by a majority of the Committee without holding a formal meeting.

  Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment by the Board of Directors.

  To aid in administering the Plan, the Board of Directors or the Committee shall appoint a Plan Administrator and the Committee shall allocate to him certain limited responsibilities to carry out the directives of the Committee in all phases of the administration of the Plan.

  Sprint will pay all expenses incident to establishing and administering the Plan and purchasing or issuing Shares.

                                Exhibit A-Page 2

5. NUMBER OF SHARES WHICH MAY BE PURCHASED

  Each Eligible Employee may elect to purchase one full Share for each full $50.00 of Annual Pay and shall be granted an Option to purchase the number of Shares so elected, which Option shall be deemed to be granted on the first day of the Subscription Period; provided, however, that no such Employee shall be granted an Option to purchase more than 2,000 Shares pursuant to any one offering made under this Plan; provided, further, that no Employee shall be granted an Option to purchase Shares under this Plan if such Employee, immediately after such Option is granted, owns or holds Options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of Sprint or of any of its subsidiaries; provided, further, no Employee may be granted an Option to purchase Shares which permits his rights to purchase stock under all employee stock purchase plans of Sprint to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the stock determined as of the date the Option to purchase is granted. Notwithstanding any other provision of the Plan, no Employee will be granted an Option for fewer than ten (10) shares.

  An Employee may elect to purchase less than the total number of Shares which he is entitled to elect to purchase. In the event the total number of Shares included in all Elections to Purchase Shares under any offering of Shares made under this Plan exceeds the number of Shares offered, Sprint reserves the right to reduce the number of Shares which Employees may purchase pursuant to their Elections to Purchase Shares, to allot the Shares available in such manner as it shall determine and to grant Options to purchase only for such reduced number of Shares.

  All Shares included in any offering under this Plan in excess of the total number of Shares which all Eligible Employees elect to purchase and all Shares with respect to which Elections to Purchase Shares are canceled as provided in Paragraph 12 shall be available for inclusion in any subsequent offering under this Plan.

6. PARTICIPATION IN THE PLAN; PAYROLL DEDUCTIONS

  (a) An Eligible Employee may become a participant by completing an Election to Purchase Shares and filing it with the Administrator or the Local Plan Administrator prior to the end of the Subscription Period. Notice that an Employee has been granted an Option to purchase Shares and showing the number of Shares included in the Option shall be delivered to each participating Employee.

  (b) Payroll deductions for a participant shall be made with respect to the entire Purchase Period unless sooner terminated by a cancellation of Election to Purchase Shares as provided in Paragraph 6(d), 12 or 14.

  (c) Sums shall be withheld which when accumulated and credited with interest as hereinafter provided will produce at the end of the Purchase Period an amount at least equal to the Grant Date Price per Share as defined in Paragraph 7(a) multiplied by the number of Shares for which the Employee has an Option to purchase. Such deductions shall be in uniform amounts in conformity with the Employee's payroll deduction schedule. There shall be no right of prepayment.

  (d) If for any reason it is not possible to make the appropriate payroll deduction, the Employee may continue participation by making the necessary payments to the Administrator or Local Plan Administrator on or before the date the amount would have been withheld. If such payment is not made, the Employee's Election to Purchase Shares shall be deemed canceled as of the last business day of the latest month for which all scheduled payments were made. Unless a written election to obtain Shares is made within thirty (30) days after the due date of the missed payment, the Employee's only right will be to receive in cash the total amount credited to his account. The last business day of the month in which the election to obtain Shares is received by the Administrator or Local Plan Administrator shall be deemed to be the Date of Exercise. The purchase price of the Shares will be the lesser of the Grant Date Price or the Exercise Date Price but will in no event be less than $12.00 per Share as provided in Paragraph 7. If the Employee's account has a positive balance after being reduced by the total purchase price for the Shares issued, the Employee shall receive the balance in cash.

                                Exhibit A-Page 3

7. PURCHASE PRICE

  The Option price per Share shall be the lower of: (a) 85% of the Average Market Price on the Date of Grant ("Grant Date Price"); or (b) 85% of the Average Market Price on the Date of Exercise ("Exercise Date Price"); provided, further, the purchase price will in no event be less than $12.00 per Share.

8. INTEREST ON PAYMENTS

  During the first offering under this Plan, interest at the rate of 7 1/2% per annum compounded semiannually will be allowed on sums withheld from an Employee's pay for purchase of Shares and credited to each Employee's stock purchase account until the end of the Purchase Period or, in the event of cancellation, until the last day of the month in which cancellation occurs. The interest rate to be allowed in subsequent offerings shall be set by the Board of Directors. For the purpose of computing allowable interest, installment payments will be regarded as received as of the first day of the month in which they are made.

9. RIGHTS AS STOCKHOLDER

  An Employee will not become a stockholder, and will have no rights as a stockholder, with respect to Shares being purchased under this Plan until after his Option is exercised. A certificate for the Shares purchased will be issued as soon as practicable following the exercise of the Option.

10. RIGHTS TO PURCHASE SHARES NOT TRANSFERABLE

  An Employee's Options may not be sold, pledged, assigned or transferred in any manner, other than by will or the laws of descent and distribution, and during the Employee's lifetime are exercisable only by him, or if applicable law permits, by the guardian or representative of the Employee; provided, however, that an Employee may, in the manner determined by the Administrator, designate a beneficiary to exercise the Options upon the death of the Employee. If this provision is violated, the right of the Employee to purchase Shares shall terminate and the only right remaining to such Employee under the Plan will be to have paid over to the person entitled thereto the amount then credited to the Employee's account.

11. TRANSFER OF SHARES AND ACCOUNT BALANCE TO EMPLOYEE AFTER PURCHASE PERIOD

  Unless an Election to Purchase Shares is canceled as provided in Paragraph 6(d), 12 or 14 prior to the end of the Purchase Period, the participant's Option will be automatically exercised for him. The Shares will be issued in the name of the Employee as it appears on the records maintained by the Plan Administrator, or, if the Employee so directs by written notice delivered to the Administrator or Local Plan Administrator prior to the end of the Purchase Period, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law. The Employee's Option shall be deemed to be exercised on the last day of the Purchase Period. If the Employee's account has a positive balance after being reduced by the total purchase price (determined pursuant to Paragraph 7) for the Shares issued, the Employee shall receive the balance in cash.

12. CANCELLATION OF ELECTION TO PURCHASE SHARES

  An Employee who has elected to purchase Shares may cancel his election as to any or all of such Shares by written notice of cancellation delivered to the Administrator or Local Plan Administrator, but any such notice of cancellation must be so delivered prior to the end of the Purchase Period. If an Employee cancels his election as to only a part of the Shares, he shall continue to make the remaining required installment payments (if any) with respect to the number of Shares for which his election is not canceled.

                                Exhibit A-Page 4

  An Employee's rights with respect to the Shares for which his election is canceled shall be limited to the following:

  (a) he may receive in cash, as soon as practicable after delivery of the notice of cancellation, the amount credited to his account with respect to such canceled Shares (including interest to the effective date of cancellation), or

  (b) he may have the amount which is credited to his account with respect to such canceled Shares at the time the cancellation becomes effective (including interest) applied to the purchase of the number of Shares such amount will then purchase, not exceeding, however, the number of Shares for which his election is canceled, and receive the balance of the account, if any, in cash.

  If option (b) is elected, installment payments must be continued for the month in which notice of cancellation is given. The cancellation will become effective and the Option will be deemed exercised at the close of business on the last business day of such month. The purchase price of the Shares will be the lesser of the Grant Date Price or the Exercise Date Price but will in no event be less than $12.00 per Share as provided in Paragraph 7.

13. TWENTY-SEVEN MONTH LIMITATION

  In no event shall an Employee be permitted to complete payment for or to exercise an Option to purchase Shares after twenty-seven months from the Date of Grant.

14. TERMINATION OF EMPLOYMENT

  If, before an Employee has completed payments, he ceases to be employed by Sprint for any reason, his Election to Purchase Shares shall be deemed to have been canceled as of the last business day of the month preceding the month in which termination occurs. Unless an election to obtain Shares is made, the Employee's only right will be to receive in cash the total amount credited to his account; in the case of a deceased Employee a written election to obtain Shares must be delivered to the Administrator or Local Plan Administrator by the Employee's representative within six months of the date of death or within 27 months of Date of Grant, whichever is earlier; in all other cases the election to obtain Shares must be so delivered within thirty (30) days after the date of termination.

  The last business day of the month in which the election to obtain Shares is received by the Administrator or Local Plan Administrator shall be deemed to be the Date of Exercise. The purchase price of the Shares will be the lesser of the Grant Date Price or the Exercise Date Price but will in no event be less than $12.00 per Share as provided in Paragraph 7. If the Employee's account has a positive balance after being reduced by the total purchase price for the Shares issued, the Employee shall receive the balance in cash.

15. APPLICATION OF FUNDS

  All funds received by Sprint in payment for Shares purchased under this Plan may be used for any valid corporate purpose.

16. COMMENCEMENT OF PLAN

  This Plan shall commence on the first day of June, 1988.

17. GOVERNMENTAL APPROVALS OR CONSENTS; AMENDMENTS OR TERMINATION

  This Plan and any offering and sales to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors of Sprint may terminate the Plan or make such changes in the Plan and include such terms in any offering under this Plan

                                Exhibit A-Page 5
as may be necessary or desirable, in the opinion of Counsel for Sprint, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state; or for any other reason provided that no termination or amendment may adversely affect the rights of any participant, nor may any amendment require the sale of more Shares than are authorized without prior approval of the Shareholders.

18. NOTICES

  All notices or other communications by a participant to Sprint under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Sprint at the location, or by the person, designated for the receipt thereof.

                                Exhibit A-Page 6

                                                                       EXHIBIT B

                  THE SPRINT LONG-TERM STOCK INCENTIVE PROGRAM

  SECTION 1. PURPOSE. The purposes of the Sprint Long-Term Stock Incentive Program (the "Plan") are to encourage directors of Sprint Corporation (the "Company") and officers and selected key employees of the Company and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

  SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

  (a) "Affiliate" shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

  (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, Dividend Equivalent, Other Stock Unit Award, or any other right, interest, or option relating to Shares granted pursuant to the provisions of the Plan.

  (c) "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award granted hereunder and signed by both the Company and the Participant or by both the Company and an Outside Director.

  (d) "Board" shall mean the Board of Directors of the Company.

  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  (f) "Committee" shall mean the Organization and Compensation Committee of the Board, composed of not less than three directors each of whom is a Disinterested Person.

  (g) "Company" shall mean Sprint Corporation.

  (h) "Disinterested Person" shall have the meaning set forth in Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor definition adopted by the Commission.

  (i) "Dividend Equivalent" shall mean any right granted pursuant to Section 14(h) hereof.

  (j) "Employee" shall mean any salaried employee of the Company or of any Affiliate.

  (k) "Fair Market Value" shall mean, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

  (l) "Incentive Stock Option" shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422A of the Code or any successor provision thereto.

  (m) "Nonstatutory Stock Option" shall mean an Option granted to a Participant under Section 6 hereof, and an Option granted to an Outside Director pursuant to Section 11 hereof, that is not intended to be an Incentive Stock Option.

  (n) "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. "Option" shall also mean the right granted to an Outside Director under
      Section 11 hereof allowing such Outside Director to purchase shares of the common stock of the Company on the terms set forth in Section 11.

  (o) "Other Stock Unit Award" shall mean any right granted to a Participant by the Committee pursuant to Section 10 hereof.

  (p) "Outside Director" shall mean a member of the Board who is not an Employee of the Company or of any Affiliate.

                                Exhibit B-Page 1

  (q) "Participant" shall mean an Employee who is selected by the Committee to receive an Award under the Plan.

  (r) "Performance Award" shall mean any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

  (s) "Performance Period" shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

  (t) "Performance Share" shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

  (u) "Performance Unit" shall mean any grant pursuant to Section 9 hereof of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

  (v) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

  (w) "Restricted Stock" shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

  (x) "Restricted Stock Award" shall mean an award of Restricted Stock under
      Section 8 hereof.

  (y) "Senior Officer" shall mean any employee of the Company holding the office of Vice President or higher.

  (z) "Shares" shall mean shares of the common stock of the Company, $2.50 par value, and such other securities of the Company as the Committee may from time to time determine.

  (aa) "Stock Appreciation Right" shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right as specified by the Committee, in its sole discretion, on the date of grant, which shall not be less than the Fair Market Value of one Share on such date. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

  (bb) "Stockholder Meeting" shall mean the annual meeting of stockholders of the Company in each year.

  SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder;
(ii) determine the type or types of Award to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; [provided,however, that Shares subject to Options and Stock Appreciation Rights granted to any individual employee during any calendar year shall not exceed a total of 500,000 Shares;] (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted

                                Exhibit B-Page 2
hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant, any stockholder, and any employee of the Company or of any Affiliate. Notwithstanding the above, the Committee shall not have any discretion with respect to the Options granted to Outside Directors pursuant to Section 11 hereof. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

  SECTION 4. SHARES SUBJECT TO THE PLAN.

  (a) Subject to adjustment as provided in Section 4(b), the total number of Shares available for grant under the Plan in each calendar year shall be three-fifths of one percent (0.6%) of the total outstanding Shares as of the first day of such year for which the Plan is in effect; provided that such number shall be increased in any year by the number of Shares available for grant hereunder in previous years but not covered by Awards granted hereunder in such years; and provided further, that no more than four million (4,000,000)* Shares shall be cumulatively available for the grant of Incentive Stock Options under the Plan. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan.

  (b) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Shares, such adjustment shall be made in the aggregate number and class of Shares which may be delivered under the Plan, in the number, class and option price of Shares subject to outstanding Options granted under the Plan, and in the value of, or number or class of Shares subject to, Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Shares subject to any Award shall always be a whole number, and provided further, that the number and price of shares subject to outstanding Options granted to Outside Directors pursuant to
Section 11 hereof and the number of shares subject to future Options to be granted pursuant to Section 11 shall be subject to adjustment only as set forth in Section 11.

  SECTION 5. ELIGIBILITY. Any Employee (excluding any member of the Committee) shall be eligible to be selected as a Participant.

  SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

  (a) Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option.

  (b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.

                                Exhibit B-Page 3

  (c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no Incentive Stock Option shall be exercisable during the year ending on the day before the first anniversary date of the granting of the Incentive Stock Option.

  (d) Method of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

  (e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder.

  (f) Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

  SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

  SECTION 8. RESTRICTED STOCK.

  (a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

  (b) Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock awarded under the Plan, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.


                                Exhibit B-Page 4

  (c) Forfeiture. Except as otherwise determined by the Committee at the time of grant, upon termination of employment for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant's retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the period of forfeiture, as determined or modified by the Committee.

  SECTION 9. PERFORMANCE AWARDS. Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 12, Performance Awards will be paid only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

  SECTION 10. OTHER STOCK UNIT AWARDS.

  (a) Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Affiliates to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

  (b) Terms and Conditions. Subject to the provisions of this Plan and any applicable Award Agreement, Shares subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Shares granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law; Shares purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares as of the date such purchase right is awarded.

  SECTION 11. OUTSIDE DIRECTORS' OPTIONS.

  (a) Grant of Options. On the date of the 1989 Stockholders Meeting, each Outside Director shall automatically be granted an Option to purchase 5,000** shares of the common stock of the Company, $2.50 par value; on the date of the 1990 Stockholders Meeting, each Outside Director who became an Outside Director after the 1989 Stockholders Meeting shall automatically be granted an Option to purchase 8,000* shares of the common stock of the Company; on the date of the 1991 Stockholders Meeting, each Outside Director who became an Outside Director after the 1990 Stockholders Meeting shall automatically be granted an Option to purchase 6,000* shares of the common stock of the Company; on the date of the 1992 Stockholders Meeting, each Outside Director who became an Outside Director after the 1991 Stockholders Meeting shall automatically be granted an Option to purchase 4,000* shares of the common stock of the

                                Exhibit B-Page 5

Company; on the date of the 1993 Stockholders Meeting, each Outside Director who became an Outside Director after the 1992 Stockholders Meeting shall automatically be granted an Option to purchase 2,000* shares of the common stock of the Company; and on the date of each Stockholders Meeting after the 1993 Stockholders Meeting, each Outside Director shall automatically be granted an Option to purchase 2,000* shares of the common stock of the Company. All such options shall be Nonstatutory Stock Options. The price at which each share of common stock covered by such Options may be purchased shall be one hundred percent (100%) of the fair market value of the stock on the date the Option is granted. Fair market value for purposes of this Section 11 shall be deemed to be the average of the high and low prices of the common stock for composite transactions as published by major newspapers for the date the Option is granted or, if no sale of the common stock shall have been made on that day, the next preceding day on which there was a sale of the common stock.

  (b) Exercise of Options. Except as set forth in this Section 11, 25% of the total number of the shares subject to an Option granted to an Outside Director shall become exercisable on December 31 of the year in which the option is granted and 25% on December 31 of each of the three succeeding years. The right to purchase shares with respect to shares which have become exercisable shall be cumulative during the term of the Option. Any Option that has been outstanding for more than one (1) year shall immediately become exercisable in the event of a Change in Control, as hereinafter defined. The Option may be exercised by the Outside Director during the period that the Outside Director remains a member of the Board and for a period of five (5) years following retirement, provided that only those Options exercisable at the date of the Outside Director's retirement may be exercised during the period following retirement and, provided further, that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

  In the event of the death of an Outside Director, the Option shall be exercisable only within the twelve (12) months next succeeding the date of death, and then only (i) by the executor or administrator of the Outside Director's estate or by the person or persons to whom the Outside Director's rights under the Option shall pass by the Outside Director's will or the laws of descent and distribution, and (ii) if and to the extent that the Outside Director was entitled to exercise the Option at the date of the Outside Director's death, provided that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

  (c) Payment. An Option granted to an Outside Director shall be exercisable only upon payment to the Company of the full purchase price of the shares with respect to which the Option is being exercised. Payment for the shares shall be in United States dollars, payable in cash or by check.

  (d) Adjustment of Options. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that the shares of common stock of the Company are changed into or become exchangeable for a larger or smaller number of shares, thereafter the number of shares subject to outstanding Options and the number of shares subject to Options to be granted to Outside Directors pursuant to the provisions of this Section 11 shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of common stock of the Company by reason of such change in corporate structure, provided that the number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

  SECTION 12. CHANGE IN CONTROL.

  (a) In order to maintain the Participants' rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee, as constituted before such Change in Control, may, in its sole discretion, as to any Award (except Options granted pursuant to Section 11), either at the time an Award is made hereunder or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award

                                Exhibit B-Page 6
been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

  (b) A "Change in Control" shall be deemed to have occurred if (i) any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and other than the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

  SECTION 13. AMENDMENTS AND TERMINATION. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee's or Participant's consent, or that without the approval of the Stockholders would:

  (a) except as is provided in Section 4(b) of the Plan, increase the total number of shares reserved for the purposes of the Plan;

  (b) change the employees or class of employees eligible to participate in the Plan; or

  (c) change in any way the Options provided for in Section 11 of the Plan.

  The Committee may amend the terms of any Award theretofore granted (except Options granted pursuant to Section 11 hereof), prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. The Committee may also substitute new Awards for Awards previously granted to Participants, including without limitation previously granted Options having higher option prices.

  SECTION 14. GENERAL PROVISIONS.

  (a) No Award shall be assignable or transferable by a Participant or an Outside Director otherwise than by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award shall be exercisable, during the lifetime of the Participant or the Outside Director, only by the Participant or the Outside Director or, if permissible under applicable law, by the guardian or legal representative of the Participant or Outside Director.

  (b) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

                                Exhibit B-Page 7

  (c) No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

  (d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

  (e) The Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate. Notwithstanding the above, the Committee shall not have the right to make any adjustments in the terms or conditions of Options granted pursuant to Section 11.

  (f) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award (other than an Option granted pursuant to Section 11) shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee or any one or more Senior Officers or committee of Senior Officers to whom the authority to make such determination is delegated by the Committee.

  (g) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (h) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award, but excluding Options granted pursuant to Section 11) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

  (i) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

  (j) The Committee may delegate to one or more Senior Officers or a committee of Senior Officers the right to grant Awards to Employees who are not officers or directors of the Company and to cancel or suspend Awards to Employees who are not officers or directors of the Company.

  (k) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such

                                Exhibit B-Page 8
other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall also be authorized to accept the delivery of shares by a Participant in payment for the withholding of federal, state and local taxes (but not for social security and medicare taxes) up to the Participant's marginal tax rates.

  (l) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

  (m) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Kansas and applicable Federal law.

  (n) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

  SECTION 15. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of April 18, 1989.

  SECTION 16. TERM OF PLAN. No Award shall be granted pursuant to the Plan after 10 years from the date of stockholder approval, but any Award theretofore granted may extend beyond that date.
- --------
*The initial number of shares authorized was doubled due to the December, 1989 two-for-one stock split.
**The number of shares under the option was increased to 10,000 due to the December, 1989 two-for-one stock split.

                                Exhibit B-Page 9

          The following narrative descriptions of graphic and image material appearing in the Proxy Statement in connection with the Annual Meeting of Stockholders of Sprint Corporation to be held on April 19, 1994, are provided pursuant to Rule 304(b)(2) of Regulation S-T:

          1. Pages 3, 4, 5 and 6 contain photographs of the members of Sprint's Board of Directors to the right of each member's biographical description.

          2. Page 15 contains a graph comparing the cumulative total Stockholder return for Sprint Common Stock with the S&P 500 Stock Index, the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index, for the five-year period from January 1, 1989 to December 31, 1993. The graph contains four lines, one for each of Sprint and the three S&P indexes, plotted consistently with the data contained in a table included with the electronic filing.

          3. Page 16 contains a graph comparing the cumulative total Stockholder return for Sprint Common Stock with the S&P 500 Stock Index, American Telephone & Telegraph Company (AT&T), MCI Communications (MCI) and a peer group, for the ten-year period from January 1, 1984 to December 31, 1993. The graph contains five lines, one for each of Sprint, the S&P 500, AT&T, MCI, and a peer group, plotted consistently with the data contained in a table included with the electronic filing.

                                       P
                                       R
                                       O
                                       X
                                       Y
                              SPRINT CORPORATION
                  P.O. BOX 11315, KANSAS CITY, MISSOURI 64112
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                               ON APRIL 19, 1994
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3A, 3B, 3C AND 4 AND AGAINST ITEMS 5A, 5B, 5C AND 5D.

  The undersigned hereby appoints W.T. Esrey, J.R. Devlin and A.B. Krause, and each of them, with full power of substitution as proxies, to vote all shares of Common and Preferred Stock of Sprint Corporation (Sprint) which the undersigned is entitled to vote at the 1994 Annual Meeting of Stockholders to be held April 19, 1994, and any adjournment thereof, upon the following matters, and in their discretion upon such other matters as may properly come before the meeting:

1. To elect the nominees listed below, and each of them, as Directors of Class II; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

[_] FOR all nominees listed below          [_] WITHHOLD AUTHORITY
(except as marked to the contrary below)   to vote for all nominees listed below

    (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
                THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
           Ruth M. Davis     Ronald T. LeMay     Charles E. Rice
           Harold S. Hook    Frank E. Reed       Stewart Turley

2. To approve amendments to the 1988 Employees Stock Purchase Plan.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

3A. To approve performance goals under the Executive Management Incentive
Plan.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

3B. To approve performance goals under the Executive Long-Term Incentive Plan.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

3C. To approve an amendment to the Long-Term Stock Incentive Program.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

4. To approve the appointment of Ernst & Young as independent auditors of
Sprint for 1994.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]
- -------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5A, 5B, 5C AND 5D.

5A. Stockholder proposal concerning method of selecting independent auditors.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

5B. Stockholder proposal concerning executive compensation.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

5C. Stockholder proposal concerning a facilities closure committee.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

5D. Stockholder proposal concerning confidential voting.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]

                         (PLEASE SIGN ON REVERSE SIDE)

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE VOTED FOR ITEMS 1, 2, 3A, 3B, 3C AND 4 AND AGAINST ITEMS 5A, 5B, 5C AND 5D. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

Please sign exactly as name appears. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

DATE ___________________________________________________________________ , 1994

PLEASE ________________________________________________________________________
                                   Signature
SIGN
HERE __________________________________________________________________________
                                   Signature

SPRINT RETIREMENT SAVINGS PLAN            CENTEL EMPLOYEES' STOCK OWNERSHIP PLAN

SPRINT RETIREMENT SAVINGS PLAN FOR        CENTEL RETIREMENT SAVINGS PLAN FOR
BARGAINING UNIT EMPLOYEES                 BARGAINING UNIT EMPLOYEES




                       FIDELITY MANAGEMENT TRUST COMPANY
         UNITED MISSOURI BANK, N.A., and FIRSTIER BANK, N.A., TRUSTEES
                P.O. Box 9107, Hingham, Massachusetts 02043-9107
VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS OF SPRINT CORPORATION ON
                                 APRIL 19, 1994


     I hereby direct Fidelity Management Trust Company, United Missouri Bank, N.A., and FirsTier Bank, N.A., either in person or by proxy, to vote all shares of Common Stock of Sprint Corporation (Sprint) which have been allocated to my account(s) under the Sprint Retirement Savings Plan, the Sprint Retirement Savings Plan for Bargaining Unit Employees, the Centel Retirement Savings Plan for Bargaining Unit Employees, and the Centel Employees' Stock Ownership Plan at the Annual Meeting of Stockholders to be held April 19, 1994, and any adjournments thereof, upon the following matters, and in their discretion upon such other matters as may properly come before the meeting:

- ------------------PLEASE DETACH AT PERFORATION BEFORE MAILING-------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3A, 3B, 3C AND 4 AND AGAINST ITEMS 5A, 5B, 5C AND 5D.

1. To elect the nominees listed below, and each of them, as Directors of Class II; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

       [_]FOR all nominees listed below           [_]WITHHOLD AUTHORITY
          (except as marked to the                   to vote for all nominees
           contrary below)                            listed below

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH
                     THE NOMINEE'S NAME IN THE LIST BELOW.)

    Ruth M. Davis               Ronald T. LeMay             Charles E. Rice
    Harold S. Hook              Frank E. Reed               Stewart Turley

2.  To approve amendments to the 1988
    Employees Stock Purchase Plan.             FOR [_]  AGAINST [_]  ABSTAIN [_]
3A. To approve performance goals under
    Executive Management Incentive Plan.       FOR [_]  AGAINST [_]  ABSTAIN [_]
3B. To approve performance goals under
    Executive Long-Term Incentive Plan.        FOR [_]  AGAINST [_]  ABSTAIN [_]
3C. To approve amendment to Long-Term Stock
    Incentive Program.                         FOR [_]  AGAINST [_]  ABSTAIN [_]
4.  To approve the appointment of
    Ernst & Young as independent auditors
    of Sprint for 1994.                        FOR [_]  AGAINST [_]  ABSTAIN [_]
- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5A, 5B, 5C AND 5D.

5A. Stockholder proposal concerning method
    of selecting independent auditors.         FOR [_]  AGAINST [_]  ABSTAIN [_]
5B. Stockholder proposal concerning
    executive compensation.                    FOR [_]  AGAINST [_]  ABSTAIN [_]
5C. Stockholder proposal concerning a
    facilities closure committee.              FOR [_]  AGAINST [_]  ABSTAIN [_]
5D. Stockholder proposal concerning
    confidential voting.                       FOR [_]  AGAINST [_]  ABSTAIN [_]


                         (PLEASE SIGN ON REVERSE SIDE.)

     You are entitled to direct the voting of the total number of shares of Common Stock of Sprint allocated to your accounts through February 22, 1994, the record date for voting at the April 19, 1994, Stockholders Meeting. Your accounts include one or more of the following: (a) Company Stock Investment Fund (your contributions), (b) Company Stock Match account, (c) Centel Profit Sharing account, (d) TRASOP account (formerly Sprint's ESOP), (e) Centel Employees' Stock Ownership Plan account (Centel ESOP). The Centel ESOP and the Centel Retirement Savings Plan for Bargaining Unit Employees provide for the trustees to vote all shares held in the trusts for these two plans for which they do not receive voting instructions in the same proportions as instructions received for shares voted. The trustees will vote all unallocated shares held in the Sprint Retirement Savings Plan (including the TRASOP) and the Sprint Retirement Savings Plan for Bargaining Unit Employees in the same proportions as instructions received for shares voted, and any shares allocated to participant accounts in these plans for which the trustees do not receive voting instructions will not be voted.

     Statements of your accounts will be provided separately.

- ------------------PLEASE DETACH AT PERFORATION BEFORE MAILING-------------------


    VOTING INSTRUCTIONS, SPRINT CORPORATION ANNUAL MEETING OF STOCKHOLDERS


           If you sign and return this card in the enclosed envelope for receipt by Fidelity Management Trust Company by April 14, 1994, YOUR SHARES WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, OR IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE
           VOTED FOR ITEMS 1, 2, 3A, 3B, 3C AND 4 AND AGAINST ITEMS 5A, 5B, 5C AND 5D. YOUR VOTING INSTRUCTIONS TO THE TRUSTEES ARE CONFIDENTIAL.


                              ___________________________________
                              Signature


                              Date ________________________, 1994